EXHIBIT 99.1

IZEA Settles Patent Dispute with Blue Calypso

Orlando, Florida (August 18, 2015) - IZEA, Inc. (OTCQB: IZEA), operator of the premiere online marketplace that connects brands with influential content creators, today announced that it has settled its patent infringement dispute with Blue Calypso (OTCQB:BCYP) ending all outstanding litigation between the two companies. Under the agreement, IZEA has agreed to pay Blue Calypso 4.125% of revenue from IZEA's legacy platforms: SocialSpark, Sponsored Tweets, and WeReward. Those legacy platforms were largely discontinued in 2014. Blue Calypso has dismissed with prejudice all pending litigation against IZEA and has granted IZEA a worldwide covenant not to sue covering the IZEAx and Ebyline platforms or any reasonable iteration thereof. IZEA has developed the IZEAx and Ebyline platforms in a manner such that it believes they do not infringe Blue Calypso's current patents.

"We are pleased to have reached an agreement with Blue Calypso that does not encumber the use and development of our IZEAx or Ebyline platforms," said Ted Murphy, Founder and Chief Executive Officer for IZEA. "We will continue to lead the marketplace with our innovative products and look forward to growing our intellectual property portfolio. We wish Blue Calypso the best in its future endeavors."

About IZEA
IZEA operates the premiere online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include the expected results of IZEA's pending patents. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, delays or obstacles in integrating IZEA's recent acquisition of Ebyline, Inc. and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

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IZEA Investor Relations:
Budd Zuckerman

Genesis Select

303.415.0200

bzuckerman@genesisselect.com

IZEA Media Relations:

Brent Diggins
Allison & Partners
(480) 516-2035
brent@allisonpr.com